Exhibit 99.1

Champions Biotechnology, Inc.
NEWS
855 N. Wolfe Street, Suite 619, Baltimore, Maryland 21205 USA.
Tel. 410-369-0365

For Immediate Release

Champions Biotechnology CFO Resigns

Baltimore, MD, January 14, 2011 — Champions Biotechnology, Inc. (OTC Bulletin Board: CSBR), a company with a predictive translational platform aimed at accelerating the development and enhancing the value of oncology drugs, announced today the resignation of Mark Schonau, Champions’ Chief Financial Officer.  Mr. Schonau indicated that he has no disagreements with management and has resigned to pursue other opportunities. Champions is seeking chief financial officer candidates and intends to complete the search in the near future.

About Champions Biotechnology, Inc.
Champions Biotechnology, Inc. is engaged in the development of advanced translational platforms and tumor specific data to enhance and accelerate the value of oncology drugs. The Company’s Technology Platform is a novel approach based upon the implantation of primary human tumors in immune deficient mice followed by propagation of the resulting engraftments (Champions TumorgraftsTM) in a manner that preserves the biological characteristics of the original human tumor. Early studies suggest that unlike traditional xenografts, these Tumorgrafts closely reflect human cancer biology and their response to drugs is predictive of clinical outcomes in cancer patients. Champions Biotechnology leverages its preclinical platform to evaluate drug candidates and to develop a portfolio of novel therapeutic candidates. As drugs progress through early stage development, the Company plans to sell, partner or license them to pharmaceutical and/or biotechnology companies, as appropriate. The Company also offers its predictive preclinical platform and tumor specific data to physicians for personalized patient care and to companies for evaluation of oncology drugs in models that integrate prognostic testing with biomarker discovery.

www.championsbiotechnology.com